Exhibit (2)(k)(2)

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Raymond Nolte, Marie Noble and Christopher Hutt, and each of them, each of whom may act without the joinder of others, as each person’s attorney-in-fact to sign and file on each person’s behalf individually and in the capacity stated below such registration statements, amendments, post-effective amendments, exhibits, applications and other documents with the Securities and Exchange Commission or any other regulatory authority as may be desirable or necessary in connection with the public offering of shares of the SkyBridge G II Fund.

By:	/s/ R. Stephen Hale
Name:	R. Stephen Hale
Title:	Trustee

By:	/s/ James G. Jackson
Name:	James G. Jackson
Title:	Trustee

By:	/s/ Kristin Smith
Name:	Kristin Smith
Title:	Trustee

By:	/s/ Brett S. Messing
Name:	Brett S. Messing
Title:	Trustee

By:	/s/ Raymond Nolte
Name:	Raymond Nolte
Title:	President, Principal Executive Officer and Trustee

Date: March 24, 2025